Exhibit 3.35

ARTICLES OF ORGANIZATION

OF

CINELEASE, LLC

STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

BE IT KNOWN, that on this 13 day of June, 2007, before me, the undersigned Notary Public in and for the County and State aforesaid, personally came, and appeared:

STEVEN M. ORTIZ, a person of full age and a resident of Burbank, California, with a permanent mailing address of 2040 Lincoln Street, Burbank, California 91504 (“Organizer”)

who declared in the presence of the undersigned competent witnesses that, availing himself of the provisions of Louisiana Revised Statutes § 12:1301 et seq., he does hereby organize a limited liability company and agrees to govern the company under the said provisions of law, and pursuant to the following terms and conditions:

I.

NAME.  The name of this limited liability company (hereinafter referred to as the “Company”) shall be Cinelease, LLC.”

II.

PURPOSE.  The Company’s purpose is to engage in any lawful business for which a limited liability company may be formed under the Act.

III.

MANAGEMENT.  The business of the Company shall be managed by a manager who shall have the authority to act alone in carrying out the business of the Company.  Any person dealing with the Company may rely on a certificate signed by the manager to establish the membership of any member, the authenticity of any records of the Company, or the authority of any person to act on behalf of the Company, including but not limited to the authority to take actions referred to in La. R.S. 12:1318(B).

IV.

ADDITIONAL AUTHORITY TO ACT.  Without limiting the general grant of authority contained in Article III, the manager is specifically and fully authorized on behalf of the Company to sell, lease, convey or otherwise dispose of, from time to time, any and all of the movable and immovable property owned by the Company or hereafter acquired by the Company.  Upon making any such sale, lease, conveyance or other disposition of such property, the manager is authorized on behalf of, and in the name of, the Company to execute and deliver to the grantee a good and sufficient deed, title, conveyance, or other instrument as may be required to complete such transaction.

V.

TERMINATION.  The Company shall have perpetual duration.

VI.

LIMITATION OF LIABILITY.  No member, manager, employee or agent of the Company is or shall be liable under any judgment, decree or order of any court, agency or other tribunal in the State of Louisiana or in any other jurisdiction, or on any other basis, for a debt, obligation or liability of the Company.  Each member, including any member who may act as manager, shall have no personal liability whatsoever to any third party, for monetary damages or otherwise, as a result of membership in or management of the Company.

THUS DONE AND PASSED before me, Notary, in the presence of the undersigned competent witnesses, after due reading of the whole.

WITNESSES AS TO ALL:

/s/ Barton W. Doll	/s/ Steven M. Ortiz
Print Name: Barton W. Doll	Steven M. Ortiz

/s/ Becky Marlitz
Print Name: Becky Marlitz